Exhibit 99.3

COSAN S.A. INDÚSTRIA E COMÉRCIO

COSAN DISTRIBUIDORA DE COMBUSTÍVEIS LTDA.

COSAN LIMITED

HOUCHES HOLDINGS S.A.

SHELL BRASIL LIMITADA

SHELL BRAZIL HOLDING B.V.

SHELL OVERSEAS HOLDINGS LIMITED

RAIZEN ENERGIA S.A.

AMENDMENT AGREEMENT TO THE FRAMEWORK AGREEMENT

CONTENTS
Clause	Page

1.	INTERPRETATION AND DEFINITIONS	2

3.	CONDITIONS	3

2.	AMENDMENTS TO THE FRAMEWORK AGREEMENT	3

4.	GENERAL	27

5.	COUNTERPARTS	28

6.	GOVERNING LAW AND LANGUAGE	28

7.	ARBITRATION	28

Schedule 1                      REMAINING COSAN RESTRUCTURING STEPS
Schedule 2                      REMAINING SHELL RESTRUCTURING STEPS
Schedule 3                      COSAN ASSETS
Schedule 4                      SHELL ASSETS
Schedule 5                      COSAN EXCLUDED ASSETS
Schedule 6                      SHELL EXCLUDED ASSETS
Schedule 7                      TRANSACTION DOCUMENTS
Schedule 8                      NEW CLAUSES 6.10 AND 6.11
Schedule 9                      RETAIL SUGAR
Schedule 10                    INTERIM COMMODITIES AND DERIVATIVES POLICIES

THIS AGREEMENT is dated 7th April 2011 between:

PARTIES

(1)
COSAN S.A. INDÚSTRIA E COMÉRCIO, a company organized and existing under the laws of Brazil, with its head office at Avenida Presidente Juscelino Kubitschek nº 1327, 4º andar, sala 01, Bairro Vila Nova Conceição, enrolled with the Brazilian tax registry under No. 50.746.577/0001-15 (“Cosan”);

(2)
COSAN DISTRIBUIDORA DE COMBUSTÍVEIS LTDA., a company organized and existing under the laws of Brazil, with its head office at Fazenda Pau D’Alho, s/nº, Prédio Administrativo Cosan, in the City of Barra Bonita, State of São Paulo, CEP 17340-000, enrolled with the Brazilian tax registry under No. 02.041.195/0001-43 (“Cosan Downstream Holdco”);

(3)	COSAN LIMITED, a company incorporated under the laws of Bermuda and whose registered office is at Crawford House, 50 Cedar Avenue, Hamilton HM 11, Bermuda (“Cosan Limited”);

(4)
HOUCHES HOLDINGS S.A., a company organized and existing under the laws of Brazil, with its head office at Rua Funchal, 418, Andar 11 Sala 09G, in the City of São Paulo, State of São Paulo, CEP 04.551-060, enrolled with the Brazilian tax registry under No. 10.773.432/0001-99 (the “Management Co”);

(5)
SHELL BRAZIL HOLDING B.V., a company incorporated under the laws of the Netherlands with registered number 27192050 0000 and whose registered office is at Carel van Bylandtlaan 30, 2596HR ‘s-Gravenhage, The Netherlands (“Shell”);

(6)
SHELL BRASIL LIMITADA, a company organized and existing under the laws of Brazil, with its head office at Avenida das Américas, 4.200, blocos 5 e 6, Barra da Tijuca in the City of Rio de Janeiro, State of Rio de Janeiro, CEP 22640-102, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23 (“Shell Brasil Limitada” or the “Downstream Co”);

(7)	SHELL OVERSEAS HOLDINGS LIMITED, a company incorporated under the laws of England with registered number 00596107 and whose registered office is at Shell Centre, London, SE1 7NA (“Shell UK Co”); and

(8)
RAIZEN ENERGIA S.A. (formerly known as MILIMÉTRICA PARTICIPAÇÕES S.A.), a company organized and existing under the laws of Brazil, with its head office at Fazenda Pau D’Alho, s/nº, Prédio Administrativo Cosan, Sala 07, in the City of Barra Bonita, State of São Paulo, CEP 17340-000, enrolled with the Brazilian tax registry under No. 12.182.297/0001-32 (the “Sugar and Ethanol Co”), each hereafter referred to as a “Party” and together as the “Parties”.

RECITALS

(A)	Pursuant to the Framework Agreement (as defined below), the Parties have agreed to establish the Joint Venture to combine certain of the assets of Cosan and Shell, primarily in Brazil.

(B)
In accordance with the Framework Agreement, the Parties are working together towards the transfer of the Transfer Assets to the JV Entities and the establishment of the Joint Venture in accordance with the terms of the Transaction Documents.

(C)
As at the date of this Agreement certain conditions to Closing have not yet been satisfied, as further detailed in this Agreement. However, the Parties intend that, at or after Closing, Cosan and Shell will share the Economic Benefits and Burdens of the Cosan Transfer Assets and the Shell Transfer Assets for the Business Risk Sharing Period as if Closing had occurred on 1 April 2011 as further detailed in this Agreement.

(D)
No Transfer Assets will be contributed to the Joint Venture before the Closing Date and the provisions of the Framework Agreement relating to the contribution of the Transfer Assets (including Clause 2 and Schedule 7 of the Framework Agreement) shall remain.

(E)
Each of Cosan and Shell shall continue to manage and operate its respective business independently in accordance with the terms of the Framework Agreement and all applicable laws and regulations, and nothing in this Agreement shall affect the ability of either Cosan or Shell to exercise Control over its respective business.

(F)	The Parties have agreed to amend the Framework Agreement to reflect this intention and certain other matters as further set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION AND DEFINITIONS

1.1	Definitions

	1.1.1	In this Agreement “Framework Agreement” means the framework agreement dated 25 August 2010 made between the Parties.

	1.1.2	Unless a contrary indication appears, capitalized terms used in this Agreement shall have the same meanings given to them in the Framework Agreement.

1.2	Construction

Clause 1.2 (Construction) of the Framework Agreement shall apply to this Agreement as if it were set out herein, but as if references in that clause to the Framework Agreement were references to this Agreement.

2.	CONDITIONS

2.1	Fully Satisfied Conditions

The Parties confirm that the conditions set out in Clauses 5.1.1(a), 5.1.1(b), 5.1.1(c), 5.1.2(d), 5.1.3(b) and 5.1.3(g) of the Framework Agreement have been satisfied, and each Party hereby irrevocably waives any right to assert the failure of any such condition as a basis for such Party’s right not to effect the Closing.

2.2	Waived Conditions

The Cosan Parties irrevocably waive the conditions set out in Clauses 5.1.2(a) and 5.1.2(b)(i) of the Framework Agreement and the Shell Parties irrevocably waive the condition set out in Clauses 5.1.3(a), 5.1.3(c)(i), 5.1.3(e), 5.1.3(f)(ii) and 5.1.3(i) (subject to the Pasadena Waiver (as defined below)) of the Framework Agreement, and each Party hereby irrevocably waives any right to assert the failure of any such condition as a basis for such Party’s right not to effect the Closing.

2.3	Outstanding Conditions

The Parties agree as follows:

2.3.1
the obligations of the Cosan Parties and the Shell Parties to effect the Closing remain conditional upon the satisfaction or waiver by the Cosan Parties and the Shell Parties of the condition set out in Clause 5.1.1(d) of the Framework Agreement (as amended by Clause 3.6.1 of this Agreement);

2.3.2
the obligations of the Cosan Parties to effect the Closing remain conditional upon the satisfaction or waiver by the Cosan Parties of the conditions set out in Clauses 5.1.2(b)(ii) and 5.1.2(c) of the Framework Agreement; and

2.3.3
the obligations of the Shell Parties to effect the Closing remain conditional upon the satisfaction or waiver by the Shell Parties of the conditions set out in Clauses 5.1.3(c)(ii) (as amended by Clause 3.6.2 of this Agreement), 5.1.3(d), 5.1.3(f)(i) and 5.1.3(h) of the Framework Agreement.

2.4	Restructuring

The Parties acknowledge and confirm that the Cosan Restructuring is in progress and that all steps of the Cosan Restructuring have been implemented other than those set out in Schedule 1 to this Agreement which remain outstanding and that the Shell Restructuring is in progress and that all steps of the Shell Restructuring have been imiplemented other than those set out in Schedule 2 to this Agreement which remain outstanding.

3.	AMENDMENTS TO THE FRAMEWORK AGREEMENT

3.1	Global Changes

3.1.1	Each reference to “Closing Date Exchange Rate” in the Framework Agreement is amended to read “Business Risk Sharing Date Exchange Rate”.

3.1.2	Each reference to “Sugar Retail” in the Framework Agreement is amended to read “Retail Sugar”.

3.2	Definitions

3.2.1
All references to “Closing” and “Closing Date” in the following definitions in Clause 1.1 of the Framework Agreement are amended to read “Business Risk Sharing” and “Business Risk Sharing Date”, respectively:

“Accounts Payable”;

“Accounts Receivable”;

“Cosan Excess Debt”;

“Debt”;

“Pre-Closing Liabilities”; and

“Rebranding Payment”.

	3.2.2	The definition of Agreed Form in Clause 1.1 of the Framework Agreement is amended by the deletion of the words “on or before the date of this Agreement”.

	3.2.3	The definition of Brazilian GAAP in Clause 1.1 of the Framework Agreement is amended by the insertion of the words “as at the date of the preparation of the relevant accounts” after the word “Brazil”.

	3.2.4	The definition of Closing Date Exchange Rate in Clause 1.1 of the Framework Agreement is deleted.

	3.2.5	The definition of Cosan Downstream IP in Clause 1.1 of the Framework Agreement is amended by the insertion of the parenthetical “(both formal and informal)” after “Intellectual Property”.

	3.2.6	The definition of Financial Risk Management Principles in Clause 1.1 of the Framework Agreement is deleted.

	3.2.7	The definition of HSSE and SD Transition Plan in Clause 1.1 of the Framework Agreement is amended by the deletion of the words “, to be adopted by each JV Entity at Closing”.

	3.2.8	The definition of Indemnifiable Matter in Clause 1.1 of the Framework Agreement is deleted and replaced by the insertion of a new definition as follows:

““Indemnifiable Matter” means:

(a)
any failure of any Warranty made by an Indemnifying Party in whole or in part to be true, accurate and not misleading on, and as of, the Business Risk Sharing Date; provided that each such Warranty shall, for this purpose, be read without any qualification therein relating to Material Adverse Change, materiality or immateriality or any similar qualification or standard;

(b)
any failure of any Closing Warranty made by an Indemnifying Party in whole or in part to be true, accurate and not misleading on and as of the Closing Date; provided that each such Closing Warranty shall, for this purpose, be read without any qualification therein relating to Material Adverse Change, materiality or immateriality or any similar qualification or standard;

(c) any Covenant made by an Indemnifying Party which such Indemnifying Party has failed to fulfil in whole or in part in all material respects;

(d) any Notified Matter;

(e) all Cosan Pre-Closing Liabilities (where Cosan is the Indemnifying Party) or all Shell Pre-Closing Liabilities (where Shell is the Indemnifying Party); and/or

(f) in the case of Cosan being the Indemnifying Party, all Cosan Excluded Liabilities or, in the case of Shell being the Indemnifying Party, all Shell Excluded Liabilities,

but excluding the Non-Contingent Liabilities except to the extent not paid in full when due by Cosan or Shell (as applicable);”

3.2.9	The definition of Longstop Date in Clause 1.1 of the Framework Agreement is deleted and replaced by the insertion of a new definition as follows:

““Longstop Date” means the date which is 365 days or, at the election of either Cosan or Shell (by prior notice in writing to the Parties), 545 days, after the date of this Agreement, or, as otherwise agreed in writing between the Parties;”

3.2.10	The definition of Restricted Cash in Clause 1.1 of the Framework Agreement is amended by the insertion of the words “ but excluding any Margin Call Reserved Cash” immediately after the word “Cash”.

3.2.11
The definition of Retail and Aviation Lubricants Agency Prepayment in Clause 1.1 of the Framework Agreement is amended by replacing the words “equal to US$248,000,000” with the words “in the BRL equivalent of US$248,000,000 calculated on the Business Risk Sharing Date”.

3.2.12	The definition of Shell IT Agreement in Clause 1.1 of the Framework Agreement is deleted.

3.2.13	The definition of Third Party Claims in Clause 1.1 of the Framework Agreement is amended by the insertion of the words “or against” after the word “by”.

3.2.14
The definition of Trading Risk Management Principles in Clause 1.1 of the Framework Agreement is amended by the insertion of the words “, in Agreed Form,” immediately after the words “trading risk management principles”.

3.2.15	Clause 1.1 of the Framework Agreement is amended by the insertion of the following definitions, in alphabetical order among the definitions otherwise contained in the Framework Agreement:

“Accounting Calculation Date” means close of business on 31st March 2011;

“Assignment and Assumption Agreement of Sugar Cane Supply Contracts” means the assignment agreement in the Agreed Form relating to any sugar-cane supply contracts related to the Cosan S&E Business of more than 365 days in original duration;

“Business Risk Sharing” means the transfer of the Economic Benefits and Burdens subject to and in accordance with Clause 1A of this Agreement;

“Business Risk Sharing Date” means 1st April 2011;

“Business Risk Sharing Date Exchange Rate” means the BRL-US$ exchange rate as at the Business Risk Sharing Date determined in accordance with Clause 17 (Currency Conversion);

“Business Risk Sharing Period” means the period from the Business Risk Sharing Date to the Closing Date (inclusive);

“CDI Rate” means, with respect to the adjustment of any amount on any applicable date of determination, the percentage that corresponds to the accumulated variation of the Brazilian interbank rate for 1-day certificate of deposits (CDI) as calculated and disclosed by CETIP (Balcão Organizado de Ativos e Derivativos) during any given period as specified herein; it being understood that such calculation shall be that disclosed by CETIP at its url location (currently http://www.cetip.com.br/) or such other successor page or service as determined in good faith by Cosan and Shell for the purpose of performing accumulated calculations of CDI rates for such periods;

“Closing Warranties” means the Cosan Closing Warranties and the Shell Closing Warranties and “Closing Warranty” shall be construed accordingly;

“Cosan Closing Warranties” means the warranties set out in paragraphs 1, 3, 4.6, 7.1, 7.2, 8.4, 9.1.2, 9.2, 10.1, 10.2, 10.3, 11.2, 15 and 20 of Schedule 9;

“Derivatives Policies” means the Interim Commodities and Derivatives Policies and the Treasury Policies;

“Economic Benefits and Burdens” means the economic benefits of ownership, including all revenues, profits, income and appreciation, dividends and distributions, proceeds of any disposition, sale, liquidation or insurance claims and the associated burdens of ownership, including liabilities, losses, costs, Taxes and other charges other than any such liabilities, losses, costs, Taxes or other charges caused by a breach of this Agreement;

“Interim Commodities and Derivatives Policies” means certain interim commodity trading policies and principles approved by Cosan and Shell, as set out in Schedule 20 (Interim Commodities and Derivatives Policies);

“JV Capex Plan” means the quarterly capital expenditure plan included within the JV Operating Plan;

“JV Operating Plan” means the business operating plan agreed by Cosan and Shell on or before the Business Risk Sharing Date and in Agreed Form;

“Pasadena Waiver” means the side letter entered into on or about the Business Risk Transfer Date between Cosan and Shell relating to certain retail fuel stations owned and operated as at the Business Risk Transfer Date by Cosan (or one or more of its Affiliates);

“Real Estate Assignment Agreement” means the assignment agreement relating to rural lease agreements executed between Cosan S.A. Indústria e Comércio and Cosan S.A. Açúcar e Álcool on 1 February 2011;

“Shell Closing Warranties” means the warranties set out in paragraphs 1, 3, 4.6, 7.1, 7.2, 8.4, 9.1.2, 9.2, 10.1, 10.2, 10.3, 11.2, 15 and 20 of Schedule 10; and

“Treasury Policies” means certain treasury policies, in Agreed Form, to be adopted by the Supervisory Boards at Closing.

3.3	Business Risk Sharing

A new clause 1A is inserted immediately after Clause 1 of the Framework Agreement as follows:

“1A BUSINESS RISK TRANSFER DATE

1A.1 Business Risk Sharing

1A.1.1
The Parties agree that while the steps set out in Schedule 7 do not occur before the Closing Date and none of the Cosan Transfer Assets, the Cosan Transfer Entities, the Cosan S&E Liabilities, the Cosan Downstream Liabilities or the Shell Transfer Assets, will be transferred to the Joint Venture on the Business Risk Sharing Date, Cosan and Shell will each implement accounting mechanisms separate from its other businesses to enable the Economic Benefits and Burdens of the Cosan Transfer Assets, the Cosan Transfer Entities, the Cosan S&E Liabilities and the Cosan Downstream Liabilities or the Shell Transfer Assets, the Shell Transfer Entities and the Shell Downstream Liabilities (as applicable) to be ascertainable.

1A.1.2
At or after Closing, the Economic Benefits and Burdens of the Cosan Transfer Assets, the Cosan Transfer Entities, the Cosan S&E Liabilities, the Cosan Downstream Liabilities, the Shell Transfer Assets, the Shell Transfer Entities and the Shell Downstream Liabilities for the Business Risk Sharing Period shall be allocated to the JV Entities in accordance with the provisions of this Agreement as if Closing had occurred on the Business Risk Sharing Date.

1A.1.3
If Closing does not occur by the Longstop Date or this Agreement is otherwise terminated in accordance with its terms, the Parties agree that Clause 1A.1.1 and Clause 1A.1.2 shall cease to have any effect and the Economic Benefits and Burdens of the Cosan Transfer Assets, the Cosan Transfer Entities, the Cosan S&E Liabilities, the Cosan Downstream Liabilities, the Shell Transfer Assets, the Shell Transfer Entities and the Shell Downstream Liabilities shall not be allocated to the Joint Venture.

	1A.2	Operations

During the Business Risk Sharing Period, Shell will continue to manage the Shell Transfer Assets and Cosan will continue to manage the Cosan Transfer Assets, the Cosan Transfer Entities, the Cosan S&E Liabilities, the Cosan Downstream Liabilities in each case in accordance with and subject to the covenants set out in Clause 7.6 and Clause 7.7, and all applicable Law.”

3.4	Clause 2

	3.4.1	Clause 2.4(a)(i) of the Framework Agreement is amended as follows:

(a) “plus interest accrued on such amount during the Business Risk Sharing Period at the CDI Rate” is inserted immediately after “US$191,866,000” in sub-clause (A); and

(b) all references to “Closing Date” in sub-clauses (B), (C) and (D) are ame nded to read “Business Risk Sharing Date”.

	3.4.2	Clause 2.4(b) of the Framework Agreement is deleted and replaced with the following new Clause 2.4(b):

“(b) to the Downstream Co on the Closing Date, (i) the Rebranding Payment plus interest accrued on the Rebranding Payment during the Business Risk Sharing Period at the CDI Rate and (ii) the Retail and Aviation Lubricants Agency Prepayment (which, for the avoidance of doubt, shall not qualify as a contribution to the Downstream Co, but rather a payment that is required under the Retail Lubricants Agency Agreement and the Lubricants Agency Agreement) plus interest accrued on the Retail and Aviation Lubricants Agency Prepayment during the Business Risk Sharing Period at the CDI Rate,”

3.5	Clause 4

Clause 4 of the Framework Agreement is deleted and replaced by the insertion of a new Clause 4 as follows:

	“4.	RETAIL SUGAR BUSINESS

The Parties agree that the Retail Sugar Business shall be treated as follows:

4.1 The Sugar and Ethanol Co and its Subsidiaries shall transfer to Cosan and its Affiliates, at any time up to 90 days after the Business Risk Transfer Date  (at the election of Cosan by written notice to the Sugar and Ethanol Co and Shell) (that date of such transfer, the “Carve-Out Date”), the assets set out in Schedule 18 and all the rights and obligations derived therefrom and any other assets not set out in Schedule 18 (collectively, the “Retail Sugar Assets”), all on an as-is basis, that are exclusively related to or exclusively used in the Retail Sugar Business; provided that, if on or before the 30th day following the date of this Agreement, Cosan, Shell and the Sugar and Ethanol Co agree that the transfer of the Retail Sugar Assets will not occur on or prior to the date falling 90 days following the date of this Agreement, the Carve-Out Date shall be amended to a later date as agreed to by such parties at such time.

4.2           In consideration of the transfer of the assets set out in Schedule 18 (Retail Sugar Assets) on the Carve-Out Date, Cosan shall pay to the Sugar and Ethanol Co (i) a first instalment of US$55,000,000 (as adjusted in accordance with Clause 4.1.3 of this Agreement), on the Carve-Out Date and (ii) a second installment of BRL20,000,000 which shall be paid out over the two-year period following the Carve-Out Date as described in the third sentence of this Clause 4.2 below (collectively, and as adjusted in accordance with the terms hereof, the “Retail Sugar Price”), so that, with the proceeds of clause (ii), the Sugar and Ethanol Co can (A) make improvements at the Da Barra Mill located at Fazenda Pau D’Alho, Zona Rural, Barra Bonita, SP CEP 17340-000 and the Tarumã Mill located at Tarumã Fazenda Nova America, Agua da Alldeia, Tarumã, SP CEP 19820-000 to prioritize action and expenditures to ensure compliance with the HSSE and SD Standards and (B) construct a new warehouse at each such Mill. The Sugar and Ethanol Co shall use reasonable endeavors to meet the timetable requested by Cosan to make the improvements at such Mills.  Over the two-year period following the Carve-Out Date, as the Sugar and Ethanol Co incurs expenses with respect to the improvements and the construction projects, Cosan shall pay an amount to the Sugar and Ethanol Co equal to the amount of such expenses actually incurred by Sugar and Ethanol Co; provided that Cosan shall not be responsible for paying for any such expenses (i) incurred after the second anniversary of the Carve-Out Date and (ii) once it has paid the second installment of BRL20,000,000 of the Retail Sugar Price in full to the Sugar and Ethanol Co.  On a monthly basis, the Sugar and Ethanol Co shall send a report to Cosan in respect of any such expenses so incurred which shall be reimbursed upon receipt.

4.3           The Retail Sugar Price shall be adjusted (upwards or downwards) to account for any deviations, as of the Carve-Out Date, in Actual Inventory of the Retail Sugar Business and Actual Net Receivables of the Retail Sugar Business (in each case as defined in Schedule 18 (Retail Sugar Assets)) (calculated in BRL) from the Target Inventory of the Retail Sugar Business and the Target Net Receivables of the Retail Sugar Business (in each case as defined in Schedule 18 (Retail Sugar Assets)) that are set out in Schedule 18 (Retail Sugar Assets).  If there is any shortfall in the amount of Actual Inventory of the Retail Sugar Business or Actual Net Receivables of the Retail Sugar Business on the Carve-Out Date relative to the respective target amounts set out in Schedule 18 (Retail Sugar Assets) (such shortfall to be calculated on a net aggregated basis for all such calculations), then the Retail Sugar Price shall be adjusted downwards.  If there is an excess of Actual Inventory of the Retail Sugar Business or Actual Net Receivables of the Retail Sugar Business on the Carve-Out Date relative to the respective target amounts set out in Schedule 18 (Retail Sugar Assets) to this Agreement (such excess to be calculated on a net aggregated basis for all such calculations), then the Retail Sugar Price shall be adjusted upwards.

4.4           If the Carve-Out Date occurs on or after the Closing, Cosan and the Sugar and Ethanol Co shall endeavour to reach agreement on the amount of each of the Actual Inventory of the Retail Sugar Business and the Actual Net Receivables of the Retail Sugar Business, as of the Carve-Out Date, as promptly as practicable thereafter and in any event within 45 days of the Carve-Out Date, and, for this purpose, shall grant each other reasonable access during normal business hours to their respective books, records and employees relating thereto.  If Cosan and the Sugar and Ethanol Co cannot reach agreement on the amount(s) of the Actual Inventory of the Retail Sugar Business and/or the Actual Net Receivables of the Retail Sugar Business, as of the Carve-Out Date, within 45 days of the Carve-Out Date, then the matter shall be referred to the Independent Auditor for resolution, the costs of whose review shall be split equally between Cosan and the Sugar and Ethanol Co (and whose determination will be final and binding on the Parties).

4.5           If the Carve-Out Date occurs prior to the Closing Date, Cosan and a member of the Transition Team shall endeavour to reach agreement on the amount of each of the Actual Inventory of the Retail Sugar Business and the Actual Net Receivables of the Retail Sugar Business, as of the Carve-Out Date, as promptly as practicable thereafter and in any event within 45 days of the Carve-Out Date, and, for this purpose, Cosan shall grant such designated member of the Transition Team reasonable access during normal business hours to Cosan’s and the Sugar and Ethanol Co’s respective books, records and employees relating thereto.  If Cosan and the designated member of the Transition Team cannot reach agreement on the amount(s) of the Actual Inventory of the Retail Sugar Business and/or Actual Net Receivables of the Retail Sugar Business, as of the Carve-Out Date, within 45 days of the Carve-Out Date, then the matter shall be referred to the Independent Auditor for resolution, the costs of whose review shall be split equally between Cosan and the Sugar and Ethanol Co (and whose determination will be final and binding on the Parties).

4. 6           The settlement of the adjustment to the Retail Sugar Price shall be on a net basis and shall be effected by a payment by either Cosan (if there is a excess of Actual Inventory of the Retail Sugar Business and the Actual Net Receivables of the Retail Sugar Business on a net aggregated basis over the targeted figures for such amount) or the Sugar and Ethanol Co (if there is a shortfall of Actual Inventory of the Retail Sugar Business and Actual Net Receivables of the Retail Sugar Business on a net aggregated basis below the targeted figures for such amount) to the other as promptly as possible after (but in any event within 2 Business Days after) the amount of the Actual Inventory of the Retail Sugar Business and Actual Net Receivables of the Retail Sugar Business as of the Carve-Out Date has been agreed in writing by the Parties or finally determined by the Independent Auditor.

4. 7           Between the Business Risk Sharing Date and the Carve-Out Date, the Economic Benefits and Detriments of the Retail Sugar Business shall be borne by Cosan with any income paid to or retained by Cosan, any losses reimbursed by Cosan to the Sugar and Ethanol Co to the extent paid or borne by Sugar and Ethanol Co and any funding requirements of the Retail Sugar Business provided by Cosan.

4. 8           Notwithstanding any other provision of this Agreement, Cosan shall hold the Sugar and Ethanol Co harmless from any and all Losses incurred or suffered by any JV Entity with respect of any act, fact, event, omission or other liability incurred on or before the Business Risk Sharing Date arising out of the Retail Sugar Business.

4.9           Cosan shall be responsible for all compensation and benefits-related costs for the employees of the Retail Sugar Business set out in Schedule 19 (Retail Sugar Employees) (the “SRB Employees”) from and after the Business Risk Sharing Date until the Carve-Out Date.  On the Carve-Out Date, the SRB Employees shall be transferred by the Sugar and Ethanol Co to Cosan (or an affiliate of Cosan that is designated by Cosan) in the manner contemplated by Clause 3.1 of this Agreement.

4. 10           If Sugar and Ethanol Co owns the Retail Sugar Business after the Closing Date, but before the Carve-Out Date, then the Retail Sugar Business and the SRB Employees shall be directly managed by Colin Butterfield or his successor as designated by Cosan , in each case up and until the Carve-Out Date.

4.11           From and after the Carve-Out Date, the equipment inside the Sugar packaging rooms located at the Da Barra and the Tarumã Mills shall be leased by Cosan to the Sugar and Ethanol Co on a cost-free basis (comodato) for a term of 20 years, which shall be automatically extend for an additional 20 years if the Parties do not otherwise agree (such lease, the “Lease”).  The Sugar and Ethanol Co shall be responsible for maintaining and operating such equipment in accordance with the Tolling Agreement between Cosan and the Sugar and Ethanol to be entered into by the parties thereto.  At the end of the term of the Lease, Cosan shall have the right to remove such equipment from the Sugar packaging rooms at its cost and shall be responsible for any damages to such Sugar packaging rooms.

4.12           Cosan has the right, in its sole discretion, to expand its current production of Sugar at the Piedade Sugar refinery located at Rua Assis Carneiro, 80, Piedade, RJ, RJ 20740-260.  If, however, Cosan decides to cease production and operations at the Piedade Sugar refinery, it shall bear all costs and expenses associated with such cessation of production and operations.

4.13            Following the Carve-Out Date, the Sugar and Ethanol Co shall have the right to engage in White Label Marketing; provided that Sugar and Ethanol Co shall have no right to use the assets of the Retail Sugar Business in connection with White Label Marketing.  Cosan hereby waive any rights it may have against Sugar and Ethanol Co in connection with its engagement in White Label Marketing.

4.14           If the Carve-Out Date occurs after the Closing Date, Cosan hereby irrevocably waives any rights it may have against the Sugar and Ethanol Co for the use of the Retail Sugar Brands exclusively during the period from the Closing to the Carve-Out Date, on the terms herein agreed.

4.15           For the avoidance of doubt, the Contrato de Prestação de Serviços de Refino de Açúcar e Outras Avenças, between Açúcar Guarani S.A. and Cosan dated 13 December 2007, and the subsequent amendments thereto, shall be adhered to by Cosan in its entirety.

4.16 On the Carve-Out Date, the Framework Agreement shall be automatically amended, without further action or documentation and without the consent of any of the Parties, such that:

	(a)	paragraph (a) of the definition of the “Business” set out in Clause 1.1 (Definitions) shall read: “the production, sale and trading of Sugar globally other than the Retail Sugar Business;”;

(b)
a new subparagraph (vii) of the definition of “Cosan Excluded Assets” set out in Clause 1.1 (Definitions) shall be inserted, between the existing subparagraphs (vi) and (vii), which shall read: “all assets owned, held or used primarily in relation to the conduct of the Retail Sugar Business;” and the subsequent subparagraphs shall be renumbered accordingly;

	(c)	subparagraph (vii) of the definition of “Cosan S&E Assets” set out in Clause 1.1 (Definitions) shall be deleted in its entirety and the subsequent subparagraphs shall be renumbered accordingly; and

(d)
paragraph (a) of Clause 2.3.1 shall read: “to the Sugar and Ethanol Co: (i) the Cosan S&E Assets; (ii) the Cosan S&E Liabilities; and (iii) cash in an amount equal to the Agreed Retail Sugar Value, paid on the Closing Date in full (and accruing interest in respect of any day after which any such payment is due at the Default Interest Rate);”;  and

	(e)	Schedules 1 (Cosan Assets) and 2 (Cosan Excluded Assets) shall be deemed to be updated to reflect that the contents of Annex A are included in Schedule 1 and excluded from Schedule 2.

4.17            On the Carve-Out Date, the Agreed Form of the Sugar and Ethanol Shareholders’ Agreement shall be automatically amended, without further action or documentation and without the consent of any of the Parties, such that:

	(a)	paragraph (a) of the definition of the “Business” set out in Section 8.01 therein shall read: “the production, sale and trading of Sugar globally other than the Retail Sugar Business”.

(b)
paragraph (a)(i) of Section 8.02 is amended by the deletion of “and”  before sub-section (D) and the insertion of a new sub-section (E)  which shall read: “(E) Cosan (or any of its Affiliates) may construct, own, purchase, lease and operate its Sugar refineries only for the Retail Sugar Business and sell such refined Sugar; and””

3.6	Clause 5

	3.6.1	Clause 5.1.1(d) of the Framework Agreement is deleted and replaced by the insertion of a new Clause 5.1.1(d) as follows:

“(d)  No injunction or court order shall have been granted by a Governmental Authority of competent jurisdiction prohibiting any Party from proceeding with Closing, in whole or in substantial part, and such injunction or order remains in effect and has not been lifted, overturned or released.”

3.6.2
Clause 5.1.3(c)(ii) of the Framework Agreement is amended by the insertion of “; provided that in no event shall any Reg 540 Listing with respect to Cosan or any of its Affiliates, or any matters arising from or connected with any such Reg 540 Listing, have had or be reasonably be expected to result in a Material Adverse Change with respect to any of the Cosan Parties or the Joint Venture” immediately after “or the Joint Venture”.

3.6.3
Clause 5.2.1 of the Framework Agreement is amended by deleting the word “and” at the end of sub-clause (c) thereof, by adding the word “and” at the end of sub-clause (d) and by adding the following new sub-clause (e):

“(e) take such steps as are commercially reasonable (including the filing and prosecution of lawsuits to the extent commercially reasonable) to have removed any injunction or other order issued by any Governmental Authority of competent jurisdiction relating to any of the Transaction Documents or any of the transactions contemplated hereby or thereby,”

3.6.4	Clause 5.3.3 of the Framework Agreement is amended by the deletion of the words “the Financial Risk Management Principles,”.

3.7 Clause 6

3.7.1
All references to “Closing Date” in the definitions of Cosan Downstream Variable Working Capital Adjustment, Cosan Downstream Working Capital Target, Shell Downstream Variable Working Capital Adjustment and Shell Downstream Working Capital Target in Clause 6.1 of the Framework Agreement are amended to read “Accounting Calculation Date”.

3.7.2	Clause 6.1 of the Framework Agreement is amended by the insertion of the following definitions, in alphabetical order, among the definitions already contained in that Clause:

“Allocated JV Derivatives” means all of the derivative positions and/or contracts set out in the Derivatives Schedule;

“Cosan Commercial Debt” means the Cosan Debt to be contributed to the JV Entities at Closing pursuant to Clause 2.3 (Cosan Transfer Assets and Liabilities) in accordance with Clauses 6.6 (Actions after signing) and 6.9 (Actions after closing), other than BNDES, FINAME and FINEM debt of Cosan or its Affiliates and other than the Specified PESA Debt;

“Derivatives Schedule” means a schedule, in a form agreed by the Parties and initialled for and on behalf of Cosan and Shell for identification purposes, setting out:

(a)
the details of what the Parties agree to be all derivative positions and/or contracts, held by Cosan (or any of its Affiliates) (or to which any of the foregoing is a party) and which are related to the Cosan Transfer Assets, the Cosan S&E Business and/or the Cosan Downstream Business;

(b) the marked-to-market values thereof;

(c) the Realized Losses or Gains; and

(d) the Margin Call Reserved Cash;

“Effective Time” means 11.59 p.m. on the day immediately preceding the Business Risk Sharing Date;

“JV Hedging Activities” has the meaning given to it in Clause 6.7.2;

“Margin Call Reserved Cash” means the amount of any cash posted by Cosan (or any of its Affiliates) as credit support for its out-of-the-money Allocated JV Derivatives, to the extent required by a hedge counterparty under terms of any of the Allocated JV Derivatives which is not closed out or terminated by the Effective Time and is contributed to the Sugar and Ethanol Co pursuant to Clause 6.8.1A(a);

“Prospective CFO” has the meaning given to it in Clause 6.7.2;

“Prospective Finance Committee” means each of Marcelo Martins (or another person notified by Cosan to the other Parties) and Tim Morrison (or another person notified by Shell to the other Parties);

“Realized Losses or Gains” means the amount of any actual cash losses or actual cash gains, realized by a Cosan Entity between the period from 12.01 a.m. on 15 March 2011 to the Effective Time, arising from the closing out or termination, during such period, of any of the Allocated JV Derivatives;

“Specified Derivatives Debt” means a portion of the Cosan Entities’ Debt with equal or better terms than the average terms of the Cosan Commercial Debt, selected by Cosan in its sole discretion, not otherwise being contributed to a JV Entity at Closing pursuant to Clause 2.3 (Cosan Transfer Assets and Liabilities) in accordance with Clauses 6.6 (Actions after signing) and 6.9 (Actions after closing), with a net current value, as at the Business Risk Sharing Date, of BRL167,000,000;

“Specified Margin Call Debt” means a portion of the Cosan Entities’ Debt with equal or better terms than the average terms of the Cosan Commercial Debt, selected by Cosan in its sole discretion, not otherwise being contributed to a JV Entity at Closing pursuant to Clause 2.3 (Cosan Transfer Assets and Liabilities) in accordance with Clauses 6.6 (Actions after signing) and 6.9 (Actions after closing), with a net current value, as at the Closing Date, equal, in BRL, to the amount of the Margin Call Reserved Cash;

“Specified Realizations Cash” means an amount of cash, in BRL, not otherwise being contributed to a JV Entity at Closing pursuant to Clause 2.3 (Cosan Transfer Assets and Liabilities) in accordance with Clauses 6.6 (Actions after signing) and 6.9 (Actions after closing), equal to the amount of the Realized Losses or Gains;

3.7.3
“Specified Realizations Debt” means an amount of the Cosan Entities’ Debt, with equal or better terms than the average terms of the Cosan Commercial Debt, selected by Cosan in its sole discretion, not otherwise being contributed to a JV Entity at Closing pursuant to Clause 2.3 (Cosan Transfer Assets and Liabilities) in accordance with Clauses 6.6 (Actions after signing) and 6.9 (Actions after closing), with a net current value, as at the Business Risk Sharing Date, equal, in BRL, to the amount of the Realized Losses or Gains; and

“Tripartite Committee” has the meaning given to it in Clause 6.7.2.

3.7.4	Clause 6.5.6 of the Framework Agreement is deleted.

3.7.5	Clause 6.5.7 of the Framework Agreement is deleted.

3.7.6	Clause 6.6.1(b) of the Framework Agreement is deleted.

3.7.7	Clause 6.6.2 of the Framework Agreement is deleted.

3.7.8
Clause 6.7 of the Framework Agreement is renamed “Allocated JV Derivatives” and amended by the deletion of all provisions contained in Clauses 6.7.1 and 6.7.2 and the insertion in their place of the following paragraphs:

6.7.1
Cosan represents and warrants to Shell that, as at the Effective Time, the marked-to-market values of the Allocated JV Derivatives, and the amounts of the Realized Losses or Gains and the Margin Call Reserved Cash, were each as specified in the Derivatives Schedule.  Cosan shall indemnify each JV Entity and shall save and hold it harmless against any Loss incurred or suffered by such JV Entity that arises out of or directly relates to any failure of the representation and warranty given  by Cosan in this Clause 6.7.1 to be true as at the Effective Time.

6.7.2
The Parties acknowledge that Cosan and Shell have formed a committee (the “Tripartite Committee”) comprised of representatives of Cosan, Shell and the prospective management of the Joint Venture, chaired by the appointee to the prospective role of chief financial officer of the Joint Venture (the “Prospective CFO”) and have authorized and requested such committee to:

(a)
oversee and advise on the JV Hedging Activities in respect of the Cosan S&E Business and the Cosan Downstream Business during the Business Risk Sharing Period (the “JV Hedging Activities”) on the basis that the foreign exchange and commodity price risk of the Cosan S&E Business and the Cosan Downstream Business should be hedged to an extent consistent with the Derivative Policies;

(b) meet on a weekly basis to provide specific guidance to Cosan on the JV Hedging Activities for the immediately following 7-day period; and

(c) notify the Prospective Finance Committee if it expects that the JV Hedging Activities are likely to result in any event of non-compliance with the Derivative Policies,

and, for the avoidance of doubt, Cosan shall be permitted to consult with, and ask and receive advice from, the Tripartite Committee but shall not be obliged to follow any instructions given by the Tripartite Committee to it.

6.7.3
The Parties shall ensure that the Monitoring Team shall review the degree to which the JV Hedging Activities have been carried out in a manner consistent with the Derivative Policies and Shell shall instruct the Monitoring Team to notify Shell and Cosan in writing if it believes there has been any non-compliance with the Derivative Policies during the Business Risk Sharing Period.

6.7.4
Cosan shall ensure that appropriate access to all of Cosan’s accounts, books, information and other material, together with reasonable rights of access to the trading team of Cosan (and its Affiliates) (including the right to ask questions related to the derivative activities conducted by Cosan (and its Affiliates)), in each case related to its derivative activities, is given to:

(a)
each of the Tripartite Committee and the Monitoring Team so that it may assess and analyze the degree to which the JV Hedging Activities have been carried out in a manner consistent with the Derivative Policies; and

	(b)	the Tripartite Committee so that it may oversee and advise on the JV Hedging Activities.

6.7.5	Subject to Clause 6.7.6, Cosan covenants to the Sugar and Ethanol Co that:

(a)
it will instruct and cause its (and its Affiliates’) officers and employees to carry out the JV Hedging Activities in a manner consistent with the Derivative Policies and to enforce the compliance by its (and its Affiliates’) officers and employees with such instructions in an active manner;

(b)
it will prosecute and request indemnification from any officer or employee who knowingly takes action in violation of the Derivative Policies, to the extent such non-compliance has caused any Loss to Cosan (or any of its Affiliates) and to the extent permitted by Brazilian Law, and Cosan acknowledges that such covenants are made for the benefit of the Sugar and Ethanol Co and, therefore, any and all indemnification amounts recovered, if any, shall be allocated to the benefit of the Sugar and Ethanol Co and, in addition, that the Sugar and Ethanol Co will be entitled to directly request any such indemnification if so decided by it in its sole discretion.

6.7.6
If changes in market conditions render it commercially unreasonable for the officers and employees to follow the guidance of the Tripartite Committee or to comply with the Derivative Policies, in relation to the purchase or sale of any derivative instruments, Cosan (or any of its Affiliates) shall promptly report as such to the members of the Tripartite Committee and await further advice; provided that if Cosan (or any of its Affiliates) is unable to obtain advice or guidance from the Tripartite Committee in respect of any action that it believes should be taken, Cosan (or any of its Affiliates) shall not prosecute or request indemnification from any officer or employee who takes any commercially reasonable action which he or she determines, in good faith, to be in the interests of the Cosan S&E Business and/or the Cosan Downstream Business, in connection with the matter reported to the members of the Tripartite Committee pursuant to this Clause 6.7.6 and is within the applicable policy.

3.7.1
Clause 6.8 (Contributed Derivatives) of the Framework Agreement is amended by the deletion of all provisions contained in Clause 6.8.1 to 6.8.9 (inclusive) and the insertion in their place of the following paragraphs:

	6.8.1	Cosan shall procure that each of:

		(a)	the Allocated JV Derivatives; and

(b)
in addition to the Cosan Debt to be contributed to the JV Entities pursuant to Clause 2.3 (Cosan Transfer Assets and Liabilities) in accordance with Clauses 6.6 (Actions after signing) and 6.9 (Actions after closing):

			(i)	the Specified Derivatives Debt;

			(ii)	the Specified Margin Call Debt; and

			(iii)	(A) where the Realized Losses or Gains are losses, the Specified Realizations Debt or (B) where the Realized Losses or Gains are gains, the Specified Realizations Cash,

is contributed to the Sugar and Ethanol Co at Closing; provided that in the case of paragraph (b)(iii)(B) above, the Specified Realizations Cash may instead be applied by Cosan by reducing the Cosan Debt to be contributed to the JV Entities pursuant to Clause 2.3 (Cosan Transfer Assets and Liabilities) in accordance with Clause 6.6 (Actions after signing) and 6.9 (Actions after closing) in the amount of the Specified Realizations Cash.

6.8.2
Cosan covenants to Shell that, to the extent it (or any of its Affiliates) has received any cash, marketable securities or credit line as credit support from a hedge counterparty, in connection with a contract that is an Allocated JV Derivative, that remains in place as of the Effective Time, any right to such credit support shall be transferred to the Sugar and Ethanol Co together with the Allocated JV Derivatives such that the Sugar and Ethanol Co receives the full benefit thereof.

6.8.3
Cosan represents to Shell, at the date of this Agreement, that Cosan did not receive any gain in connection with any hedges that were terminated or closed out on or after 14 March 2011 and replaced with other Allocated JV Derivatives covering the same exposure, other than any gain to be transferred to Sugar and Ethanol Co at Closing.

	3.7.2	Clause 6.9 of the Framework Agreement is amended as follows:

(a) all references therein to “Closing Date” are amended to read “Accounting Calculation Date”;

(b) all references therein, to “contributed” are amended to read “deemed to have been contributed”;

(c) all references therein, to “a balance sheet” (or any corresponding defined terms therein referring to a balance sheet) are amended to read “a pro forma balance sheet”; and

(d) all references therein, to a payment being made 5 Business Days after a determination are amended to refer to the later of the Closing Date and 5 Business Days after such determination.

	3.7.3	A new Clause 6.9.1A is inserted immediately after Clause 6.9.1 of the Framework Agreement as follows:

“6.9.1A  For the purposes of Clause 6.9.1, if any change made to Brazilian GAAP between the Signing Date and the Business Risk Transfer Date will have an impact on any of the calculations made for the purposes of the Cosan Fixed Working Capital Adjustment, the Cosan Downstream Variable Working Capital Adjustment, the Cosan Net Debt Adjustment, the Shell Fixed Working Capital Adjustment, the Shell Downstream Variable Working Capital Adjustment or the Shell Net Debt Adjustment, any such calculation shall be amended accordingly so that it is calculated in a manner consistent with Brazilian GAAP as at the Signing Date and as applied in the preparation of the Cosan Carve Out Balance Sheet or the Shell Carve Out Balance Sheet, as applicable.”

	3.7.4	The Framework Agreement is amended by inserting new Clauses 6.10 and 6.11 as set out in Schedule 8 to this Agreement immediately after Clause 6.9 of the Framework Agreement.

3.8	Clause 7

	3.8.1	Clause 7.2 of the Framework Agreement is deleted, renamed “Co-generation Products Contracts” and replaced by the insertion of:

“The Parties acknowledge that the counterparty to any Co-generation Products contracts of Cosan and any direct or indirect Affiliate of Cosan shall be assigned to a Cosan Transfer Entity.”

3.8.2	A new Clause 7.6.2(d) is inserted immediately after Clause 7.6.2(c) of the Framework Agreement as follows:

“(d) in respect of the Business Risk Sharing Period only, subject to market conditions, intervening external developments, and elements outside of its control, (i) incur capital expenditures in all material respects in accordance with the JV Capex Plan in respect of the Cosan Downstream Business and the Cosan S&E Business for Cosan or in respect of the Shell Downstream Business for Shell; provided that the purchase price for the Zanin mill located at Fazenda São Joaquim, City of Araraquara, São Paulo or any other acquisition shall not count towards the capital expenditure required by this Clause (d), and (ii) shall use all reasonable endeavours to operate each such business in accordance with the JV Business Plan, subject to Clauses 7.6 and 7.7 of this Agreement.”

3.8.3	Clause 7.7.2(k) of the Framework Agreement is amended by replacing the phrase “other than in the ordinary course of business” with the phrase “other than as required by applicable Law”.

3.8.4	All references in Clause 7.9.4 of the Framework Agreement to “Closing” and “Closing Date” are amended to read “Business Risk Sharing” and “Business Risk Sharing Date” respectively.

3.8.5	A new Clause 7.9.8 is inserted immediately after Clause 7.9.7 of the Framework Agreement as follows:

“The Parties agree that in the event of a conflict between the terms of a document effecting the Shell Restructuring and the provisions of this Clause 7.9, this Clause 7.9 shall prevail.”

3.8.6	New Clauses 7.11 and 7.12 are inserted immediately after Clause 7.10 of the Framework Agreement as follows:

“7.11 Funding pre-Closing

7.11.1 If any funding is required to operate the Cosan Downstream Business and/or the Cosan S&E Business as Cosan is managing them in the Business Risk Sharing Period in accordance with the provisions of this Agreement and all applicable laws and regulations, Cosan shall:

(a) firstly, use such cash as is on hand that it may elect to use for this purpose; and

(b)
secondly, if any additional funding is required and subject to Clauses 7.6 and 7.7, obtain, or if applicable provide, such funding on such terms as are, in Cosan’s reasonable judgment, in the best interests of the Joint Venture.

7.11.2 If any funding is required to operate the Shell Downstream Business as Shell is managing it in the Business Risk Sharing Period in accordance with the provisions of this Agreement and all applicable laws and regulations, Shell shall:

(a) firstly, use such cash as is on hand that it may elect to use for this purpose; and

(b)
secondly, if any additional funding is required and subject to Clauses 7.6 and 7.7, obtain, or if applicable provide, such funding on such terms as are, in Shell’s reasonable judgment,  in the best interests of the Joint Venture.

7.11.3 If:

(a)
Cosan, at the request of the Cosan Downstream Business and/or the Cosan S&E Business, provides funding to the Cosan Downstream Business and/or the Cosan S&E Business at any time in the Business Risk Sharing Period; or

(b) Shell, at the request of the Shell Downstream Business, provides funding to the Shell Downstream Business at any time in the Business Risk Sharing Period,

such funding shall be provided by way of a shareholder loan with a maturity date of 3 months after the Closing Date and accruing interest at (i) the CDI Rate or (ii) if higher, the interest rate payable on a third party credit line provided to, or borrowing made by, Cosan or Shell (as applicable) and directly linked to such shareholder loan.

7.11.4  If the Cosan Downstream Business and/or the Cosan S&E Business is provided with funding by a third party at any time in the Business Risk Sharing Period, such debt shall be contributed by Cosan to the Joint Venture at Closing and, for the avoidance of doubt, shall not affect the Cosan Net Debt Adjustment.

7.11.5  If the Shell Downstream Business is provided with funding by a third party at any time in the Business Risk Sharing Period, such debt shall be contributed by Shell to the Joint Venture at Closing and, for the avoidance of doubt, shall not affect the Shell Net Debt Adjustment.

7.12 Policies

Each of Cosan and Shell shall use its reasonable endeavours to implement the principles set out in the Derivatives Policies during the Business Risk Sharing Period.”

3.9	Clause 8

	3.9.1	A new Clause 8.2A and a new Clause 8.2B are inserted immediately after Clause 8.2 of the Framework Agreement as follows:

“8.2A Capital Expenditure

If Cosan fails to incur the expenditures required in the Cosan Expenditure Plan by 31st March 2011 in violation of Clause 6.4.1(e), to the extent the shortfall is agreed between Cosan and Shell (each acting reasonably), an amount equal to the agreed shortfall shall be deducted from the amount of cash to be paid by Shell at Closing to the Sugar and Ethanol Co pursuant to Clause 2.4(a)(i)(A).

8.2B Transtion Plan Obligations

If Cosan fails to comply with any of its obligations (including but not limited to capital expenditure, operational expenditure and specific actions) pursuant to the HSSE and SD Transition Plan prior to the Business Risk Sharing Date, it shall remedy such failure during the Business Risk Sharing Period.”

3.9.2	A new Clause 8.5.2A is inserted immediately after Clause 8.5.2 of the Framework Agreement as follows:

“8.5.2A     Each of Cosan and Shell undertakes to hold the relevant JV Entities harmless from and against any Losses arising from any (i) breach of the Instrumento Particular de Contrato de Locação Atípica de Imóvel e Outras Avenças, entered into between Palermo Agrícola Ltda. and Cosan on 1st March 2010 (the “Built to Suit Agreement”) and (ii) any losses or damages caused to real property which is the subject of the Built to Suit Agreement, which are indemnifiable to Palermo Agrícola Ltda. under the Built to Suit Agreement.”

3.9.3	Clause 8.7.2 of the Framework Agreement is deleted and replaced by the insertion of a new Clause 8.7.2 as follows:

“8.7.2           Each of the Cosan Parties warrants on the Business Risk Sharing Date and is deemed to warrant on the Closing Date, to each of the Shell Parties that each of the contracts provided to Shell under Clause 8.7.1 is on arms’ length terms and in accordance with market conditions, as of the Business Risk Sharing Date and the Closing Date respectively.”

3.9.4	Clause 8.7.3 of the Framework Agreement is deleted and replaced by the insertion of:

“Cosan shall indemnify each JV Entity, the Shell Parties, Shell’s Affiliates and the directors, officers, employees, agents and representatives of the Shell Parties, Shell’s Affiliates and the JV Entities, (collectively, the “Clause 8 Indemnified Parties”) and shall save and hold them harmless against any Loss actually incurred or suffered by any of the Clause 8 Indemnified Parties that arise out of or relate to the warranty given or deemed to be given in Clause 8.7.2.”

3.9.5	Clause 8.7.4 of the Framework Agreement is deleted.

3.9.6	A new Clause 8.7A and a new Clause 8.7B are inserted immediately after Clause 8.7 of the Framework Agreement as follows:

“8.7A Assignment of Real Estate Agreements

8.7A.1 Each of the Cosan Parties warrants on the Business Risk Sharing Date and is deemed to warrant on the Closing Date, to each of the Shell Parties that the assignment of the agreements listed in the exhibit to the Real Estate Assignment Agreement and any subsequent additions thereto, are legal, valid and enforceable as of the Business Risk Sharing Date and the Closing Date respectively and encompass all the Real Estate Agreements that Cosan is required to assign to a JV Entity pursuant to this Agreement.

8.7A.2 Cosan shall indemnify the Clause 8 Indemnified Parties and shall save and hold them harmless against any Loss actually incurred or suffered by any of the Clause 8 Indemnified Parties that arise out of or relate to the warranty given or deemed to be given in Clause 8.7A.1 or, alternatively, Cosan shall be entitled, in lieu of such indemnification, to procure an alternative agreement or lease providing similar or greater benefits to the Sugar and Ethanol Co on substantially the same terms and conditions (or better to the Sugar and Ethanol Co), including in relation to the cost of transporting sugar cane, as the agreement which it replaces.

8.7B Assignment of Sugar Cane Supply Contracts

8.7B.1 Each of the Cosan Parties warrants on the Business Risk Sharing Date and is deemed to warrant on the Closing Date, to each of the Shell Parties that the assignment of the agreements listed in the exhibit to the Assignment and Assumption Agreement of Sugar Cane Supply Contracts and any subsequent additions thereto, is legal, valid and enforceable as of the date on which the Assignment and Assumption Agreement of Sugar Cane Supply Contracts is entered into.

8.7B.2 Cosan shall indemnify the Clause 8 Indemnified Parties and shall save and hold them harmless against any Loss actually incurred or suffered by any of the Clause 8 Indemnified Parties that arise out of or relate to the warranty given or deemed to be given in Clause 8.7B.1 or, alternatively, Cosan shall be entitled, in lieu of such indemnification, to procure an alternative supply agreement providing similar or greater benefits to the Sugar and Ethanol Co on substantially the same terms and conditions (or better to the Sugar and Ethanol Co), including in relation to the cost of transporting sugar cane, as the agreement which it replaces.”

3.9.7	Clause 8.9 of the Framework Agreement is deleted and replaced by the insertion of a new Clause 8.9 as follows:

“8.9 Ancillary agreements

Notwithstanding any provision herein or in any Agreed Form document that such document is in Agreed Form, any reference to the Clifford Chance address in an Agreed Form document shall be amended to Clifford Chance, Rua Funchal 418, 15th Floor, CEP: 04551-060 São Paulo – SP, Brazil Attention: Anthony Oldfield, Fax: +55 (11) 3019 6001.”

3.9.8	Clause 8.11.1(f) of the Framework Agreement is deleted.

3.9.9	Clause 8.11.2 of the Framework Agreement is amended by the deletion of the words “, including those costs incurred pursuant to the Shell IT Agreement”.

3.9.10
Clause 8.17.1 of the Framework Agreement is amended by the insertion of the parenthetical “(including, for the avoidance of doubt, any refund or reimbursement of Taxes which relates to a Tax payment or Tax year ending before the Closing Date)” immediately after “any payment properly due”.

	3.9.11	Clause 8.19.3 of the Framework Agreement is amended by the deletion of the words “once finalized in accordance with Clause 7.2 (Confirmation of Transfer Assets)”.

	3.9.12	A new Clause 8.24 of the Framework Agreement is inserted as follows:

“8.24 Accounting year end

At one of the first two meetings of each Supervisory Board after Closing, Cosan and Shell shall ensure that the board of the relevant JV Entity discuss the proposal to harmonise the accounting year end dates of each JV Entity, consider the steps required to achieve such harmonisation and endeavour to reach a decision as to what those steps will be.  If a Supervisory Board is unable to reach a decision by the conclusion of its second meeting after Closing, such decision will be made at the sole discretion of the CFO of the Joint Venture.”

	3.9.13	A new Clause 8.25 of the Framework Agreement is inserted as follows:

“8.25 Trading Policy

8.25.1    By 30 April 2011, the Parties shall negotiate in good faith and in accordance with the Transaction Documents the wording of the provisions of the Joint Venture’s Trading Policy regarding:   (i) trading by the Joint Venture of non-sugarcane ethanol in Brazil; and (ii) trading by the Joint Venture of non-sugarcane ethanol outside of Brazil (subject to the Global Ethanol Trading Agreement).

8.25.2    In the event the Parties cannot agree such wording by 30 April 2011, the Parties shall refer the matter to the persons to be nominated by Cosan and Shell as the Shareholder Representatives pursuant to the Shareholders’ Agreements for resolution.”

3.10	Clause 9

	3.10.1	A new Clause 9.1.1A is inserted immediately after Clause 9.1.1 of the Framework Agreement as follows:

“9.1.1A     Subject to Clause 9.1.7, immediately before the Business Risk Sharing Date, each of the Cosan Parties is deemed to warrant to each of the Shell Parties that, other than as set out in the Cosan Disclosure Letter and the Cosan Additional Information, the Cosan Warranties are true, accurate and not misleading by reference to the facts and circumstances on the Business Risk Sharing Date.”

	3.10.2	The reference to “Cosan Warranties” in Clause 9.1.2 of the Framework Agreement is amended to read “Cosan Closing Warranties”.

	3.10.3	A new Clause 9.1.3A is inserted immediately after Clause 9.1.3 of the Framework Agreement as follows:

“9.1.3A                      Subject to Clause 9.1.8, immediately before the Business Risk Sharing Date, each of the Shell Parties is deemed to warrant to each of the Cosan Parties that, other than as set out in the Shell Disclosure Letter and the Shell Additional Information, the Shell Warranties are true, accurate and not misleading by reference to the facts and circumstances on the Business Risk Sharing Date.”

	3.10.4	The reference to “Shell Warranties” in Clause 9.1.4 of the Framework Agreement is amended to read “Shell Closing Warranties”.

	3.10.5	Clause 9.2.1 of the Framework Agreement is amended by replacing the phrase “and (c)” with the phrase “(c) the date immediately before the Business Risk Sharing Date; and (d)”.

	3.10.6	Clause 9.2.2 of the Framework Agreement is amended by replacing the phrase “and (c)” with the phrase “(c) the date immediately before the Business Risk Sharing Date; and (d)”.

3.11	Clause 10

	3.11.1	Clause 10.1.1(c) of the Framework Agreement shall be deleted and replaced by the insertion of:

	“(c)	by either Cosan or Shell (by notice in writing to all Parties) if the Closing would violate any nonappealable final order, decree or judgment of any Governmental Authority of competent jurisdiction;”

3.11.2
Clause 10.1.1(d) of the Framework Agreement is amended by deleting the parenthetical “(including the Warranties)” and sub-clause 10.1.1(d)(i) and 10.1(d)(ii) in their entirety and replacing sub-clause 10.1.1(d)(iii) with the following:

	“(i)	render any Condition contained in Clause 5.1.2(c), Clause 5.1.3(d), Clause 5.1.3(f)(i) or, Clause 5.1.3(h) incapable of being cured by the Longstop Date”

3.12	Clause 11

3.12.1
Clause 11.4.1 of the Framework agreement is amended by the insertion of the parenthetical “(which, for the purposes of a Claim relating to Tax shall include the Cosan nominee member and the Shell nominee member of the Tax Coordination Committee, as defined in the Operating and Coordination Agreement)” after the words “shall be referred to the Claim Review Board”.

	3.12.2	A new Clause 11.1.8 of the Framework Agreement is inserted as follows:

“11.1.8 No Party may make a claim under an indemnity granted pursuant to Clause 11.1.1 before the Closing Date.  If Closing does not happen, no Party may make a claim under an indemnity granted pursuant to Clause 11.1.1.”

	3.12.3	Clause 11.3.2 of the Framework Agreement is amended by the deletion of sub-clauses (a) and (b) and their replacement by the insertion of a new sub-clause (a) as follows:

“(a) by notice in writing to the other Parties on or before the Business Risk Sharing Date; and/or”

	3.12.4	A new Clause 11.3A of the Framework Agreement is inserted as follows:

“11.3A Actions relating to shareholder

11.3A.1       In respect of an Action in which a JV Entity is a plaintiff or a defendant and which relates to (i) the Cosan Downstream Business or the Cosan S&E Business before the Business Risk Sharing Date or (ii) the Cosan Excluded Assets:

(a) such JV Entity shall pay any amount which it receives (by way of award, damages, release of judicial deposit or otherwise) relating to such Action, to Cosan or its relevant Subsidiary; and

(b) Cosan or its relevant Subsidiary shall be liable in full for any external costs and expenses incurred by the JV Entity in respect of such Action.

11.3A.2       In respect of an Action in which a JV Entity is a plaintiff or a defendant and which relates to (i) the Shell Downstream Business before the Business Risk Sharing Date or (ii) the Shell Excluded Assets:

(a) such JV Entity shall pay any amount which it receives (by way of award, damages, release of judicial deposit or otherwise) relating to such Action, to Shell or its relevant Subsidiary; and

(b) Shell or its relevant Subsidiary shall be liable in full for any external costs and expenses incurred by the JV Entity in respect of such Action.”

3.13	Clause 20

	3.13.1	Each reference in Clause 20.1 of the Framework Agreement to a copy to be provided to:

“Clifford Chance Rua Helena 260, 6th Floor CEP: 04552-050 São Paulo – SP Brazil Attention: Anthony Oldfield Fax: +55 (11) 3049 3198”

is amended to refer to a copy to be provided to:

“Clifford Chance Rua Funchal 418, 15th Floor CEP: 04551-060 São Paulo – SP Brazil Attention: Anthony Oldfield Fax: +55 (11) 3019 6001”

	3.13.2	Clause 20.1.1 is amended by the insertion of the words“, by hand delivery” immediately after the words “by fax”.

	3.13.3	The notice address in Clause 20.1.1(i) of the Framework Agreement for Cosan/Cosan Limited/Cosan Distribuidora de Combustíveis Ltda./ Milimétrica Participações is deleted and replaced by:

“Cosan S.A. Indústria e Comércio
Avenida Juscelino Kubitscheck 1327, 4th floor
CEP: 04543-011 Sao Paulo – SP
Brazil
Attention: Diretor Juridico e Diretor Financeiro
General Counsel and Chief Financial Officer
Fax: +55 (11) 3897 9799”

	3.13.4	A new Clause 20.1.3 is inserted immediately following the existing Clause 20.1.2 of the Framework Agreement as follows:

20.1.3 Notwithstanding any other provision of this Agreement, any notice required hereunder to be sent to the Prospective Finance Committee may be sent by email as follows:

(a) if to Marcelo Martins (or any alternative person notified in writing to the other Parties by Cosan), to an email address notified by Cosan to the other Parties; and

(b) if to Tim Morrison (or any alternative person notified in writing to the other Parties by Shell), to an email address notified by Shell to the other Parties,

provided that such notice must also be sent in accordance with the provisions of Clause 20.1.1.

3.14	Schedules

	3.14.1	Schedule 1 (Cosan Assets) of the Framework Agreement is deleted and replaced by the insertion of the contents of Schedule 3 (Cosan Assets) to this Agreement.

	3.14.2	Schedule 2 (Shell Assets) of the Framework Agreement is deleted and replaced by the insertion of the contents of Schedule 4 (Shell Assets) to this Agreement.

	3.14.3	Schedule 3 (Cosan Excluded Assets) of the Framework Agreement is deleted and replaced by the insertion of the contents of Schedule 5 (Cosan Excluded Assets) to this Agreement.

	3.14.4	Schedule 4 (Shell Excluded Assets) of the Framework Agreement is deleted and replaced by the insertion of the contents of Schedule 6 (Shell Excluded Assets) to this Agreement.

3.14.5
The Parties agree that Schedule 1, Schedule 2, Schedule 3 and Schedule 4 of the Framework Agreement, as amended by this Agreement, are the final form of each such document, and each Party hereby irrevocably waives any right to amend or challenge any of them pursuant to any of Clauses 6.6, 6.9.3, 7.2 or 8.16 of the Framework Agreement.

3.14.6
Schedule 7 (Closing Steps) is amended by the deletion of paragraph 9.1.12 (Transaction Documents) and of the immediately following paragraph described as 9 (Adoption of policies, principles, standards and plans) in their entirety and the insertion of a new paragraph 9.1.12 as follows:

“9.1.12 Transaction Documents Execution (to the extent not previously executed), or adoption by each relevant JV Entity, of the documents and instruments referred to in Schedule 11 (Transaction Documents).”

	3.14.7	Schedule 11 (Transaction Documents) of the Framework Agreement is deleted and replaced by the insertion of the contents of Schedule 7 (Transaction Documents) to this Agreement.

3.14.8
A new Schedule 18 (Retail Sugar Assets) and Schedule 19 (Retail Sugar Employees) are inserted immediately after Schedule 17 of the Framework Agreement in the form of Schedule 9 (Retail Sugar) to this Agreement.

3.14.9
A new Schedule 20 (Interim Commodoties and Derivatives Policies) is inserted immediately after new Schedule 19 of the Framework Agreement in the form of Schedule 10 (Interim Commodoties and Derivatives Policies) to this Agreement.

4.	GENERAL

4.1	Construction

4.1.1
The Framework Agreement and this Agreement shall hereafter be read and construed as one document and references in the Framework Agreement to ‘this Agreement’ or ‘the Framework Agreement’ shall be read and construed as references to the Framework Agreement as amended by this Agreement.

	4.1.2	Except where inconsistent with the provisions of this Agreement, the terms of the Framework Agreement are hereby confirmed and remain in full force and effect.

4.2	Clause 20 of the Framework Agreement

Clause 20 (General) of the Framework Agreement (as amended by this Agreement) shall apply to this Agreement as if it was set out in this Agreement, but as if references in that clause to the Framework Agreement were references to this Agreement.

5.	AGREED FORM DOCUMENTS

The following documents which were in Agreed Form at the Signing Date, have been amended and new Agreed Form versions have been initialled on behalf of each of Cosan and Shell on or about the date of this Agreement:

	(a)	Aviation Commercial Services Agreement;

	(b)	Aviation Lubricants Agency Agreement;

	(c)	Business Plan;

	(d)	Global Ethanol Trading Agreement;

	(e)	Joint Venture Agreement;

	(f)	Retail Lubricants Agency Agreement;

	(g)	Shell Brand Licensing Agreement; and

	(h)	Sugar and Ethanol Shareholders’ Agreement.

6.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

7.	GOVERNING LAW AND LANGUAGE

	7.1.1	This Agreement and all non contractual or other obligations arising out of or in connection with it are governed by English law.

	7.1.2	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

8.	ARBITRATION

8.1.1
Any dispute (a “Dispute”) arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Rules, which Rules are deemed to be incorporated by reference into this Clause 8.

8.1.2
The tribunal will consist of three arbitrators two of whom will be nominated by the respective parties, and the third, who shall act as chairman, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

8.1.3	The parties agree that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

8.1.4
Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

8.1.5	The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable Law.

8.1.6	The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

SIGNATURES

THIS AGREEMENT has been signed and executed as a DEED by the Parties and is delivered by them on the date specified above.

COSAN
Executed as a DEED by

for and on behalf of COSAN S.A. INDÚSTRIA E COMÉRCIO by	) ) /s/ Marcelo Eduardo Martins )
Name: Marcelo Eduardo Martins Title:
and by	)
) /s/ Marcelo de Souza Scarcela Portela
)

Name: Marcelo de Souza Scarcela Portela Title:
in the presence of

Signature of witness

Name of witness:

Address of witness

Occupation of witness

COSAN DOWNSTREAM HOLDCO
Executed as a DEED by

for and on behalf of COSAN DISTRUIBUIDORA DE COMPUSTÍVEIS LTDA. by	) ) /s/ Marcelo Eduardo Martins ) )
Name: Marcelo Eduardo Martins Title:
and by	)
) /s/ Marcelo de Souza Scarcela Portela
)
Name: Marcelo de Souza Scarcela Portela Title:
in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness

COSAN LIMITED
Executed as a DEED by

for and on behalf of COSAN LIMITED by	) ) /s/ Marcelo Eduardo Martins )
Name: Marcelo Eduardo Martins Title:

in the presence of

Signature of witness /s/ Eleanor West

Name of witness Eleanor West

Address of witness Rua Funchal 418 15th Floor SP 04551-060, São Paulo, Brazil

Occupation of witness Solicitor

MANAGEMENT CO
Executed as a DEED by

for and on behalf of HOUCHES HOLDINGS S.A. by	) ) /s/ R. Krug Fenz )
Name: R. Krug Fenz Title:
and by	)
) /s/ Richard M. Oblath
)

Name: Richard M. Oblath Title:
in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness

SHELL
Executed as a DEED by

for and on behalf of SHELL BRAZIL HOLDING B.V. by	) ) /s/ Richard M. Oblath )
Name: Richard M. Oblath Title:
in the presence of

Signature of witness /s/ Eleanor West

Name of witness Eleanor West

Address of witness Rua Funchal 418 15th Floor SP 04551-060, São Paulo, Brazil

Occupation of witness Solicitor

SHELL BRASIL LIMITADA
Executed as a DEED by

for and on behalf of SHELL BRASIL LIMITADA by	) ) /s/ R. Krug Fenz )
Name: R. Krug Fenz Title:
and by	)
) /s/ Richard M. Oblath
)

Name: Richard M. Oblath Title:
in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness

SHELL UK CO
Executed as a DEED by

for and on behalf of SHELL OVERSEAS HOLDINGS LIMITED by	) ) /s/ Richard M. Oblath ) )
Name: Richard M. Oblath Title:

in the presence of

Signature of witness /s/ Eleanor West

Name of witness Eleanor West

Address of witness Rua Funchal 418 15th Floor SP 04551-060, São Paulo, Brazil

Occupation of witness Solicitor

SUGAR AND ETHANOL CO
Executed as a DEED by

for and on behalf of RAIZEN ENERGIA S.A. by	) ) /s/ Marcelo Eduardo Martins )
Name: Marcelo Eduardo Martins Title:
and by	)
) /s/ Marcelo de Souza Scarcela Portela
)

Name: Marcelo de Souza Scarcela Portela Title:
in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness